Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact: Bill Ulland	For Immediate Release
Chairman, President & CEO	April 26, 2018
(218) 628-2217

IKONICS REPORTS 12% REVENUE INCREASE FOR FIRST QUARTER OF 2018

DULUTH, MN - IKONICS Corporation (Nasdaq:IKNX), a Duluth-based imaging technology company, reported its second consecutive quarter of increased revenue versus the comparable prior year period. The first quarter of 2018 showed a 12% increase in revenue from the same period in 2017, and followed record quarterly revenue in the fourth quarter of 2017.

Additionally, the net loss for the first quarter of 2018 improved compared to the same period in 2017.

Bill Ulland, the company’s CEO, said, “Our first quarter traditionally is affected by cold weather, which restricts the shipping of liquid products from Duluth, and the Chinese New Year, which slows business in Asia.  These factors tend to disguise the substantial progress we are making”.

“Quarterly revenue increased 12% compared to the first quarter of 2017. There was a loss of $0.07 per diluted share in the first quarter of 2018 compared to a loss of $0.19 per diluted share for the first quarter of 2017.

Ulland reported that IKONICS achieved important milestones in the quarter, including but not limited to:

•                  AMS, the company’s aerospace division, set a quarterly sales record with sales of $423,000, a 53% increase over the previous record quarter.

•                  DTX, the company’s automotive division, developed FLEX, a new acid-resist film for the mold-texturing industry.

•                  The company’s research and development staff made substantial progress in developing additional dye-sublimation products aimed at industrial and international customers.

•                  AMS was recertified by its largest aerospace customer until 2020, continuing a long-term agreement.

•                  The company introduced a screen print chemical product aimed at large industrial users.

•                  Overall gross margin improved from 30.0% in the first quarter of 2017 to 33.5% this quarter.

•                  The company reduced operating expenses by over 11% in the first quarter of 2018 versus the same period last year.

“I anticipate that these initiatives will translate to our bottom line, and I believe that revenue and profits will increase for the rest of the year,” Ulland concluded.

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months Ended March 31, 2018 and 2017

	Three Months Ended
	3/31/18	3/31/17
Net Sales	$4,071,478	$3,628,992
Cost of goods sold	2,709,059	2,538,764
Gross profit	1,362,419	1,090,228
Operating Expenses	1,503,059	1,676,384
Loss from operations	(140,640)	(586,156)
Interest Expense	(19,935)	(20,817)
Other	9,421	5,153
Loss before income taxes	(151,154)	(601,820)
Income tax benefit	(20,416)	(222,923)
Net Loss	$(130,738)	$(378,897)
Loss per common share-basic and diluted	$(0.07)	$(0.19)
Average diluted shares outstanding	1,983,553	2,018,753

Condensed Balance Sheets
As of March 31, 2018 and December 31, 2017

	3/31/2018	12/31/2017
Assets	(unaudited)
Current assets	$8,474,492	$8,271,383
Property, plant, and equipment, net	8,150,759	8,301,661
Intangible assets, net	360,278	351,186
	$16,985,529	$16,924,230
Liabilities and Stockholders’ Equity
Current liabilities	$1,085,654	$875,781
Long-term debt	2,912,950	2,946,518
Deferred income taxes	156,839	144,000
Stockholders’ equity	12,830,086	12,957,931
	$16,985,529	$16,924,230

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

For the Three Months Ended March 31, 2018 and 2017

	3/31/2018	3/31/2017
Net cash provided by (used in) operating activities	$112,696	$(245,391)
Net cash provided by (used in) investing activities	155,424	(160,099)
Net cash used in financing activities	(35,632)	(34,883)

Net increase (decrease) in cash and cash equivalents	232,488	(440,373)
Cash and cash equivalents at beginning of period	929,700	1,048,713

Cash and cash equivalents at end of period	$1,162,188	$608,340